Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Jen Schultz 314-253-5923
Spectrum Brands Holdings Reports Fiscal 2026 Third Quarter Results
•Third Quarter Net Sales Increased 7.7% and Organic Net Sales Excluding Favorable Foreign Exchange Increased 6.6%
•Third Quarter Net Loss From Continuing Operations of $20.3 Million, a Decrease of $40.8 Million, Including a One-time Non-cash Impairment Charge on our HPC Business Related to the Recent Oaktree Investment
•Adjusted EBITDA of $158.3 Million, Increased $81.7 Million
•Excluding $60.6 Million of IEEPA Tariff Refunds, Adjusted EBITDA was $97.7 Million, an Increase of $21.1 Million or 27.5%
•Ended Third Quarter with Net Debt Leverage of 1.02x Adjusted EBITDA
•Given the Strong Year-To-Date Performance, Updating Fiscal 2026 Framework
◦Continuing to Expect Net Sales to be Flat to Up Low Single Digits
◦Raising Adjusted EBITDA Expectation, Excluding Tariff Refunds, to be Up Mid Single Digits
◦Continuing to Expect Approximately 50% Conversion of Adjusted EBITDA to Adjusted Free Cash Flow, Excluding Favorable Tariff Refunds

Middleton, WI, August 7, 2026 - Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum Brands” or the “Company”), a leading global branded consumer products and home essentials company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the third quarter of fiscal 2026 ended June 28, 2026.
“We are pleased with our results this quarter, with all three businesses delivering top-line growth, highlighted by a record-setting quarter in our Home & Garden business. Across both Global Pet Care and Home & Garden, our categories benefited from solid underlying demand, and our key brands continued to outperform the market. In Home & Personal Care, while results remain impacted by soft consumer demand, we are seeing encouraging signs of stabilization in North America, and our key brands in Latin America continue to perform well. Our focus on profitability is reflected in our results, with each segment delivering Adjusted EBITDA growth. Importantly, the strength of our earnings performance was driven by operational execution and business fundamentals, independent of the benefit from IEEPA tariff refunds. These tariff refunds represent a recovery of prior losses which will allow us to invest back into our businesses for overall long term health. Given our strong year-to-date performance and continued operating momentum, we are updating our earnings framework and increasing our Adjusted EBITDA expectation, excluding the impact of tariff refunds, to mid single digit growth while maintaining our net sales expectation of flat to low single digit growth in fiscal 2026," said David Maura, Chairman and Chief Executive Officer of Spectrum Brands.

Mr. Maura continued, “On the operational front, we recently achieved another meaningful milestone in our ERP transformation, completing our first SAP S/4 HANA deployment within the Home & Personal Care business, while also completing implementation across the remaining Global Pet Care and Home & Garden entities. We expect to complete the remaining implementation for HPC EMEA later this year, at which point Spectrum Brands will operate on one unified ERP platform across the entire company.”

Fiscal 2026 Third Quarter Highlights

	Three Month Periods Ended
(in millions, except per share and %)	June 28, 2026	June 29, 2025	Variance
Net sales	$753.3	$699.6	$53.7	7.7%
Gross profit	370.4	264.1	106.3	40.2%
Gross profit margin	49.2%	37.8%	1,140	bps
Operating income	15.9	31.3	(15.4)	(49.2)%
Net (loss) income from continuing operations	(20.3)	20.5	(40.8)	n/m
Net (loss) income from continuing operations margin	(2.7)%	2.9%	n/m
Diluted earnings per share from continuing operations	$(1.11)	$0.83	$(1.94)	n/m
Non-GAAP Operating Metrics
Adjusted EBITDA from continuing operations	$158.3	$76.6	81.7	106.7%
Adjusted EBITDA margin	21.0%	10.9%	1,010	bps
Adjusted EPS from continuing operations	$2.79	$1.24	$1.55	125.0%
•Net sales increased 7.7% with an increase in organic net sales of 6.6%, which excludes the impact of $7.5 million of favorable foreign exchange rates. Net sales increased across all three businesses, led by Home and Garden with market share gains across key brands and favorable weather conditions early in the quarter driving point-of-sale consumption.
•Gross profit and margin increased driven by a one-time tariff refund, higher sales volume, pricing, lower trade spend, favorable mix, and cost improvement actions partially offset by higher tariff cost. Excluding tariff refunds of $60.6 million, gross profit increased $45.7 million and gross margins increased by 330 basis points.
•Operating income decreased due to higher operating expenses partially offset by the increase in gross profit.
•Net loss from continuing operations and diluted earnings per share decreased driven by lower operating income and higher income tax expense. Diluted earnings per share benefited from a lower share count.
•Adjusted EBITDA increased 106.7% and adjusted EBITDA margin increased 1,010 basis points. Excluding tariff refunds, adjusted EBITDA increased 27.5% and adjusted EBITDA margin increased 200 basis points, driven by improved gross margins and increased volumes partially offset by higher investment spend.
•Adjusted diluted EPS increased to $2.79, driven by higher adjusted EBITDA and a reduction to shares outstanding. Tariff refunds contributed $1.90 net of tax effect to adjusted diluted EPS. Excluding tariff refunds, adjusted diluted EPS decreased to $0.89.

Fiscal 2026 Third Quarter Segment Level Data
Global Pet Care (GPC)

	Three Month Periods Ended
(in millions, except %)	June 28, 2026	June 29, 2025	Variance
Net sales	$263.7	$255.2	$8.5	3.3%
Adjusted EBITDA	84.4	44.0	40.4	91.8%
Adjusted EBITDA margin	32.0%	17.2%	1,480	bps
Net sales increased 3.3%. Excluding favorable foreign currency impacts, organic net sales increased 2.9%. Reported net sales in Companion Animal increased mid single digits while sales in Aquatics decreased mid single digits. North American net sales increased, led by Companion Animal with modest category growth and continued market share gains across key brands. Organic net sales in EMEA decreased across both categories despite brand strength and expanded distribution, impacted by a strategic acceleration of orders into the second quarter by certain retailers in advance of the SAP S4/HANA ERP implementation.
Excluding tariff refunds, adjusted EBITDA was $51.9 million, an increase of $7.9 million versus the prior year and adjusted EBITDA margin of 19.7%, an improvement of 250 basis points. Excluding this one-time benefit, the increase is due to pricing, favorable mix and cost improvement actions partially offset by higher tariff cost and investment spend.
Home & Garden (H&G)

	Three Month Periods Ended
(in millions, except %)	June 28, 2026	June 29, 2025	Variance
Net sales	$225.2	$189.2	$36.0	19.0%
Adjusted EBITDA	50.4	38.6	11.8	30.6%
Adjusted EBITDA margin	22.4%	20.4%	200	bps
Net sales increased 19.0% and organic net sales increased 19.1% due to favorable weather conditions in April positively impacting POS and retailer replenishment order patterns, with above-market growth across key brands.
Excluding tariff refunds, adjusted EBITDA was $48.4 million, an increase of $9.8 million versus the prior year and adjusted EBITDA margin of 21.5%, an improvement of 110 basis points. Excluding this one-time benefit, the increase is primarily due to higher sales volume and productivity improvements partially offset by higher trade spend and inflation.

Home & Personal Care (HPC)

	Three Month Periods Ended
(in millions, except %)	June 28, 2026	June 29, 2025	Variance
Net sales	$264.4	$255.2	$9.2	3.6%
Adjusted EBITDA	40.6	7.0	33.6	480.0%
Adjusted EBITDA margin	15.4%	2.7%	1,270	bps
Net sales increased 3.6%. Excluding favorable foreign currency impacts, organic net sales increased 1.1%. Reported net sales in Personal Care increased in the mid teens while net sales in Home Appliances were down mid single digits. Excluding the favorable impact of foreign currency, organic net sales in EMEA increased in both Home Appliances and Personal Care. Sales across both categories benefitted from a one-time reduction in trade spend. Performance in both categories continues to be impacted by increased competition. North American net sales declined in the mid single digits primarily driven by lower sales in Home Appliances, reflecting softness across certain brands and exiting the DRTV business.
Excluding tariff refunds, adjusted EBITDA was $14.4 million, an increase of $7.4 million versus the prior year and adjusted EBITDA margin of 5.4%, an improvement of 270 basis points. Excluding this one-time benefit, the increase was primarily driven by pricing, cost improvement initiatives and favorable foreign exchange partially offset by lower volumes and higher tariff costs.
Liquidity and Debt
As of the end of the quarter, the Company had a cash balance of $258.9 million and total liquidity of $753.7 million, including undrawn capacity on its cash flow revolver of $494.8 million. The Company also had $633.0 million of debt outstanding, with no outstanding borrowings on the revolver, senior unsecured notes of $496.1 million, a term loan of $60.0 million within our HPC business, and finance leases of $76.9 million. The Company ended the quarter with net debt of $374.1 million.
Fiscal 2026 Earnings Framework
The Company continues to expect flat to low single digit growth in reported net sales in fiscal 2026. Reflecting strong year-to-date results, Spectrum Brands now expects Fiscal 2026 adjusted EBITDA to increase by mid single digits. Adjusted free cash flow framework remains unchanged, and is expected to be approximately 50% of adjusted EBITDA. The framework for adjusted EBITDA and adjusted free cash flow excludes the impact of tariff refunds.
The Company continues to target a long-term net leverage ratio of 2.0 - 2.5 times.
Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today
Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, August 7, 2026. The live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands' website at www.spectrumbrands.com. Participants may register here. Instructions will be provided to ensure the necessary audio applications are downloaded and installed. Users can obtain these at no charge.
A replay of the live broadcast will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.

About Spectrum Brands Holdings, Inc.
Spectrum Brands is a home-essentials company with a mission to make living better at home. We focus on delivering innovative products and solutions to consumers for use in and around the home through our trusted brands. We are a leading supplier of specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, shaving and grooming products, personal care products, and small household appliances. Helping to meet the needs of consumers worldwide, we offer a broad portfolio of market-leading, well-known and widely trusted brands including Tetra®, DreamBone®, SmartBones®, Nature’s Miracle®, 8-in-1®, FURminator®, Healthy-Hide®, Good Boy®, Meowee!®, OmegaOne®, Spectracide®, Cutter®, Repel®, Hot Shot®, Rejuvenate®, Black Flag®, Liquid Fence®, Remington®, George Foreman®, Russell Hobbs®, Black + Decker®, PowerXL®, Emeril Lagasse®, and Copper Chef®. For more information, please visit www.spectrumbrands.com. Spectrum Brands – A Home Essentials Company™
Non-GAAP Measurements
Our consolidated results contain non-GAAP metrics such as organic net sales, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS and adjusted Free Cash Flow. While we believe these non-GAAP measures are useful supplemental information, such adjusted results are not intended to replace our financial results in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and should be read in conjunction with those GAAP results.
Organic Net Sales - We define organic net sales as net sales excluding the effect of changes in foreign currency exchange rates and impact from acquisitions (where applicable). We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the current period net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.
Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA and adjusted EBITDA margin are non-GAAP metrics used by management, which we believe are useful to investors to measure the operational strength and performance of our business. These metrics provide investors additional information about our operating profitability for certain non-cash items, non-routine items we do not expect to continue at the same level in the future, as well as other items not core to our continuing operations. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives, as securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by management and our Board of Directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. They facilitate comparisons between peer companies since interest, taxes, depreciation, and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also used for determining compliance with the Company’s debt covenants. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income from continuing operations. Adjusted EBITDA also excludes certain non-cash adjustments including share based compensation; impairment charges on property, plant and equipment, right of use lease assets, and goodwill and other intangible assets; gain or loss from the early extinguishment of debt; and purchase accounting adjustments recognized in income subsequent to an acquisition attributable to the step-up in value on assets acquired. Additionally, the Company will further recognize adjustments from adjusted EBITDA for other costs, gains and losses that are considered significant, non-recurring, or otherwise not supporting the continuing operations and revenue generating activity of the segment or Company, including but not limited to, exit and disposal activities, or incremental costs associated with strategic transactions, restructuring and optimization initiatives such as the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure the Company and its operations. Adjusted EBITDA margin is adjusted EBITDA as a percentage of reported net sales.
Adjusted EPS - Management uses adjusted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives, as securities analysts and other interested parties use such calculations as a measure of financial performance, and they are regularly used by management and our Board of Directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. Adjusted EPS is calculated by excluding the effect of certain adjustments from diluted EPS, including non-cash adjustments including impairment charges on property, plant and equipment, operating and finance lease assets, and goodwill and other intangible assets; gain or loss from the early extinguishment of debt; and purchase accounting adjustments recognized in income subsequent to an acquisition attributable to the step-up in value on assets acquired. Additionally, the Company will further recognize adjustments from diluted EPS for other costs, gains and losses that are considered significant, non-recurring, or otherwise not supporting the continuing operations and revenue generating activity of the segment or Company, including but not limited to, exit and disposal activities, or incremental costs associated with strategic transactions, restructuring and optimization initiatives such as the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure the Company and its operations. Net income attributable to redeemable noncontrolling interest is also excluded from Adjusted EPS as it is reflective of contingent liquidation rights of a minority preferred ownership interest of the Company's HPC business, which continues to be consolidated and reported as a segment, and is not attributable to the consolidated financial performance and operating results of the Company. Adjusted EPS is further impacted by the effect on the income tax provision from pre-tax adjustments made to reported diluted EPS.
Adjusted Free Cash Flow - Management uses adjusted free cash flow as a means of analyzing the Company's operating results and evaluating cash flow generation from its revenue generating activities, excluding certain cash flow activity associated with strategic transactions and other costs and receipts attributable to non-recurring events. Management believes that adjusted free cash flow is a useful measure in understanding cash flow conversion associated with the Company's operations that is available for acquisitions and other investments, service of debt, dividends and share repurchases and meetings its working capital requirements. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business, as well as assisting investors in evaluating how well we are generating cash flow from operations, as securities analysts and other interested parties use such calculations as a measure of financial performance, and they are regularly used by management and our Board of Directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. Free cash flow is calculated by excluding capital expenditures from cash flow provided (used) by operating activities and further adjusted for non-operating strategic transaction costs and other non-recurring or unusual cash flow activity that would otherwise be considered operating cash flow under US GAAP. Cash flow conversion is adjusted free cash flow as a percentage of adjusted EBITDA.
The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results. Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.
Forward-Looking Statements
We have made or implied certain forward-looking statements in this document. Statements or expectations regarding our business and M&A strategy, macroeconomic headwinds, U.S. trade policy, our use of share repurchase plans, ERP platform transformation and productivity expectations, evaluating acquisition targets and entering into strategic partnerships, earnings framework, future operations and operating model, financial condition, estimated revenues, projected costs, inventory management, supply chain and supply chain relocation efforts, earnings power, project synergies, prospects, plans and strategic objectives of management, the geopolitical environment, and information concerning expected actions of third parties are forward-looking statements. When used in this report, the words future, anticipate, pro forma, seek, intend, plan, envision, estimate, believe, belief, expect, project, forecast, outlook, earnings framework, goal, target, could, would, will, can, should, may and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.
Because these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation: (1) the economic, social and political conditions, civil unrest, terrorist attacks, acts of war, natural disasters or other public health concerns in the U.S. or the international markets that impact our business, customers, employees (including our ability to retain and attract key personnel), manufacturing facilities, suppliers, capital markets or financial condition and results of operations, which may amplify the other risks and uncertainties we face; (2) the number of local, regional and global uncertainties could negatively impact our business; (3) the negative effect of the Russia-Ukraine war, the Israel-Hamas war, and the U.S.-Iran war and their impact on those regions and surrounding regions, including the Middle East and disruptions to international trade, supply chain and shipping routes and pricing, and on our operations and those operations of our customers, suppliers and other stakeholders; (4) our reliance on third-party partners, suppliers and distributors that are outside our control to achieve our business objectives; (5) the impact of government intervention with or influence on the operations of our suppliers, including in China; (6) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring and optimization activities, including changes in inventory and distribution center changes which are complicated and involve coordination among a number of stakeholders, including our suppliers and transportation and logistics handlers; (7) the impact of our indebtedness and financial leverage position on our business, financial condition and results of operations; (8) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (9) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (10) the effects of interest rate fluctuations or general economic conditions, including the impact of, uncertainty around and changes to, tariffs and trade policies, including the tariffs and trade agreements announced by the Trump Administration in 2025, the tariff refunds announced in 2026 and any further changes and that may be announced in the future, tariff mitigation efforts (including supply chain relocation efforts), inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or monetary or fiscal policies in the countries where we do business; (11) the impact of fluctuations in transportation and shipment costs, fuel costs, commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (12) changes in foreign currency exchange rates that may impact our purchasing power, pricing and margin realization within international jurisdictions; (13) the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s), including their changes in retail inventory levels and management thereof; (14) competitive promotional activity or spending by competitors, or price reductions by competitors; (15) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands, including via private label manufacturers; (16) changes in consumer spending preferences, shopping trends, and demand for our products, particularly in light of economic stress; (17) our ability to develop and successfully introduce new products, protect intellectual property and avoid infringing the intellectual property of third parties; (18) our ability to successfully identify, implement, achieve and sustain productivity improvements, cost efficiencies (including at our manufacturing and distribution operations) and cost savings; (19) the seasonal nature of sales of certain of our products; (20) the impact weather conditions may have on the sales of certain of our products; (21) our ability to respond to unusual weather activity, natural disasters and pandemics; (22) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (23) our ability to use social media platforms as effective marketing tools and to manage negative commentary regarding us, and the impact of rules governing the use of e-commerce and social media; (24) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (25) the impact of existing, pending or threatened litigation, government regulation or other requirements or operating standards applicable to our business; (26) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data, including our failure to comply with new and increasingly complex global data privacy regulations; (27) changes in accounting policies applicable to our business; (28) our discretion to adopt, conduct, suspend or discontinue any share repurchase program or conduct any debt repayments, redemptions, repurchases or refinancing transactions (including our discretion to conduct purchases or repurchases, if any, in a variety of manners including open-market purchases, privately negotiated transactions, tender offers, redemptions, or otherwise); (29) our ability to utilize net operating loss carry-forwards to offset tax liabilities; (30) our ability to separate the Company’s HPC business and create an independent Global Appliances business on expected terms, and within the anticipated time period, or at all, and to realize the potential benefits of such business; (31) our ability to create a pure play consumer products company composed of our GPC and H&G businesses and to realize the expected benefits of such creation, and within the anticipated time period, or at all; (32) our ability to successfully implement and realize the benefits of acquisitions or dispositions and the impact of any such transactions on our financial performance; (33) the impact of actions taken by significant shareholders; (34) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles; and (35) the other risk factors set forth in Spectrum Brands Holdings, Inc. 2025 Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and the other filings within the U.S. Securities and Exchange Commission (the "SEC").
Some of the above-mentioned factors are described in further detail in the sections entitled Risk Factors in our annual and quarterly reports (including this report), as applicable. You should assume the information appearing in this report is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since that date. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
(in millions, except per share amounts)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net sales	$753.3	$699.6	$2,139.2	$2,075.5
Cost of goods sold	382.9	435.5	1,256.9	1,300.2
Gross profit	370.4	264.1	882.3	775.3
Selling, general & administrative	250.5	225.0	691.3	656.3
Impairment of intangible assets	104.0	—	104.0	15.7
Impairment of property, plant and equipment and operating leases	—	7.8	0.5	7.8
Total operating expenses	354.5	232.8	795.8	679.8
Operating income	15.9	31.3	86.5	95.5
Interest expense	8.2	8.4	22.3	22.1
Interest income	(1.2)	(0.6)	(2.3)	(3.6)
Other non-operating expense, net	0.4	1.5	0.7	7.2
Income from continuing operations before income taxes	8.5	22.0	65.8	69.8
Income tax expense	28.8	1.5	34.2	22.9
Net (loss) income from continuing operations	(20.3)	20.5	31.6	46.9
Loss from discontinued operations, net of tax	(1.2)	(0.8)	(2.6)	(2.2)
Net (loss) income	(21.5)	19.7	29.0	44.7
Net (loss) income from continuing operations attributable to noncontrolling interest	—	(0.2)	—	0.4
Net income from continuing operations attributable to redeemable noncontrolling interest	5.3	—	5.3	—
Net (loss) income attributable to controlling interest	$(26.8)	$19.9	$23.7	$44.3
Amounts attributable to controlling interest
Net (loss) income from continuing operations attributable to controlling interest	$(25.6)	$20.7	$26.3	$46.5
Loss from discontinued operations attributable to controlling interest, net of tax	(1.2)	(0.8)	(2.6)	(2.2)
Net (loss) income attributable to controlling interest	$(26.8)	$19.9	$23.7	$44.3
Earnings Per Share
Basic earnings per share from continuing operations	$(1.11)	$0.83	$1.13	$1.77
Basic earnings per share from discontinued operations	(0.05)	(0.03)	(0.11)	(0.09)
Basic earnings per share	$(1.16)	$0.80	$1.02	$1.68
Diluted earnings per share from continuing operations	$(1.11)	$0.83	$1.13	$1.76
Diluted earnings per share from discontinued operations	(0.05)	(0.03)	(0.12)	(0.08)
Diluted earnings per share	$(1.16)	$0.80	$1.01	$1.68
Weighted Average Shares Outstanding
Basic	23.1	24.9	23.2	26.3
Diluted	23.1	25.0	23.4	26.4

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Nine Month Periods Ended
(in millions)	June 28, 2026	June 29, 2025
Cash flows from operating activities
Net cash provided by operating activities from continuing operations	$161.2	$33.1
Net cash used by operating activities from discontinued operations	(0.3)	(0.6)
Net cash provided by operating activities	160.9	32.5
Cash flows from investing activities
Purchases of property, plant and equipment	(27.2)	(25.1)
Other investing activity	—	(0.1)
Net cash used by investing activities	(27.2)	(25.2)
Cash flows from financing activities
Payment of debt and debt premium	(9.2)	(8.2)
Proceeds from issuance of debt	57.6	103.0
Payment of debt issuance costs	(2.3)	(0.2)
Proceeds from issuance of preferred shares in subsidiary to noncontrolling interest	61.2	—
Payment of preferred share transaction costs	(2.6)	—
Dividends paid to shareholders	(32.6)	(36.9)
Dividends paid by subsidiary to noncontrolling interest	—	(1.4)
Treasury stock purchases	(58.2)	(287.2)
Excise tax paid on net share repurchases	(3.2)	(9.7)
Share based award tax withholding payments, net of proceeds upon vesting	(8.5)	(4.5)
Other financing activity	—	0.1
Net cash provided (used) by financing activities	2.2	(245.0)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.7)	(7.3)
Net change in cash, cash equivalents and restricted cash	135.2	(245.0)
Cash, cash equivalents, and restricted cash, beginning of period	127.2	370.5
Cash, cash equivalents, and restricted cash, end of period	$262.4	$125.5

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	June 28, 2026	September 30, 2025
Assets
Cash and cash equivalents	$258.9	$123.6
Trade receivables, net	580.9	521.7
Other receivables	120.7	50.9
Inventories	499.6	446.1
Prepaid expenses and other current assets	39.7	41.9
Total current assets	1,499.8	1,184.2
Property, plant and equipment, net	237.7	255.0
Operating lease assets	113.3	73.5
Deferred charges and other	65.9	62.5
Goodwill	863.9	866.8
Intangible assets, net	797.1	937.6
Total assets	$3,577.7	$3,379.6
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current portion of long-term debt	$12.2	$11.7
Accounts payable	360.3	283.7
Accrued wages and salaries	52.8	50.2
Accrued interest	4.2	4.5
Income tax payable	49.4	21.2
Short-term operating lease liabilities	20.0	31.8
Other current liabilities	122.9	120.1
Total current liabilities	621.8	523.2
Long-term debt, net of current portion	603.6	556.2
Long-term operating lease liabilities	112.4	54.5
Deferred income taxes	159.1	136.6
Uncertain tax benefit obligation	144.1	180.3
Other long-term liabilities	26.2	19.1
Total liabilities	1,667.2	1,469.9
Redeemable noncontrolling interest	61.8	—
Shareholders' equity	1,848.7	1,909.7
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,577.7	$3,379.6

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
NET SALES AND ORGANIC NET SALES
The following is a summary of net sales by segment for the three and nine month periods ended June 28, 2026 and June 29, 2025, respectively.

(in millions, except %)	Three Month Periods Ended				Nine Month Periods Ended
	June 28, 2026	June 29, 2025	Variance		June 28, 2026	June 29, 2025	Variance
GPC	$263.7	$255.2	$8.5	3.3%	$844.6	$784.4	$60.2	7.7%
H&G	225.2	189.2	36.0	19.0%	468.6	433.6	35.0	8.1%
HPC	264.4	255.2	9.2	3.6%	826.0	857.5	(31.5)	(3.7)%
Net Sales	$753.3	$699.6	53.7	7.7%	$2,139.2	$2,075.5	63.7	3.1%

The following is a reconciliation of reported sales to organic sales for the three and nine month periods ended June 28, 2026 compared to reported net sales for the three and nine month periods ended June 29, 2025, respectively.

	June 28, 2026			Net Sales June 29, 2025
Three Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Foreign Currency	Organic Net Sales		Variance
GPC	$263.7	$(1.2)	$262.5	$255.2	$7.3	2.9%
H&G	225.2	0.1	225.3	189.2	36.1	19.1%
HPC	264.4	(6.4)	258.0	255.2	2.8	1.1%
Total	$753.3	$(7.5)	$745.8	$699.6	46.2	6.6%

	June 28, 2026			Net Sales June 29, 2025
Nine Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Foreign Currency	Organic Net Sales		Variance
GPC	$844.6	$(17.3)	$827.3	$784.4	$42.9	5.5%
H&G	468.6	—	468.6	433.6	35.0	8.1%
HPC	826	(31.6)	794.4	857.5	(63.1)	(7.4)%
Total	$2,139.2	$(48.9)	$2,090.3	$2,075.5	14.8	0.7%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
The following is a reconciliation of reported net income from continuing operations to adjusted EBITDA and adjusted EBITDA margin for the three and nine month periods ended June 28, 2026 and June 29, 2025, respectively.

	Three Month Periods Ended		Nine Month Periods Ended
(in millions, except %)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net (loss) income from continuing operations	$(20.3)	$20.5	31.6	46.9
Income tax expense	28.8	1.5	34.2	22.9
Interest expense	8.2	8.4	22.3	22.1
Depreciation	14.5	14.6	44.0	42.6
Amortization	10.3	10.5	30.8	31.5
Share based compensation	6.0	4.8	16.3	14.7
Non-cash impairment charges	104.0	7.8	104.5	23.5
Exit and disposal costs	0.4	4.2	5.3	8.2
Global ERP transformation[1]	3.5	2.3	8.3	7.1
Litigation costs[2]	0.2	1.2	1.8	2.8
Other[3]	2.7	0.8	5.8	3.4
Adjusted EBITDA	$158.3	$76.6	$304.9	$225.7
Net sales	$753.3	$699.6	$2,139.2	$2,075.5
Net (loss) income from continuing operations margin	(2.7)%	2.9%	1.5%	2.3%
Adjusted EBITDA margin	21.0%	10.9%	14.3%	10.9%
________________________________________
1    Costs attributable to a multi-year transformation project to upgrade and implement our enterprise-wide operating systems to SAP S/4HANA on a global basis, including project management and professional services for planning, design, and business process review that do not qualify as software configuration and implementation costs recognized as capital expenditures or deferred costs under applicable accounting principles. The Company had recently extended the project to include its HPC segment and anticipates costs to be incurred through further deployments through calendar year 2026.
2    Litigation costs are associated with the Company's cost to facilitate various ongoing litigation matters associated with the Tristar Business acquisition in Fiscal 2023, previously disclosed in our 2025 Annual Report. Such costs are anticipated to be incurred until such litigation matters have been resolved.
3    Other is attributable to other project costs associated with previous strategic separation initiatives and distribution center transitions, plus certain non-recurring key executive severance costs in the prior year.

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED DILUTED EPS
The following is a reconciliation of reported diluted EPS from continuing operations to adjusted diluted EPS from continuing operations for the three and nine month periods ended June 28, 2026 and June 29, 2025, respectively.

	Three Month Periods Ended		Nine Month Periods Ended
(per share amounts)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Diluted EPS from continuing operations	$(1.11)	$0.83	$1.13	$1.76
Adjustments:
Non-cash impairment charges	4.50	0.31	4.47	0.89
Exit and disposal costs	0.02	0.17	0.23	0.31
Global ERP transformation[1]	0.15	0.09	0.36	0.27
Litigation costs[2]	0.01	0.05	0.08	0.11
Other[3]	0.12	0.03	0.25	0.12
Pre-tax adjustments	4.80	0.65	5.39	1.70
Tax impact of adjustments[4]	(1.13)	(0.24)	(1.34)	(0.53)
Net income attributable to redeemable noncontrolling interest	0.23	—	0.23	—
Net adjustments	3.90	0.41	4.28	1.17
Diluted EPS from continuing operations, as adjusted	$2.79	$1.24	$5.41	$2.93
________________________________________
1    Costs attributable to a multi-year transformation project to upgrade and implement our enterprise-wide operating systems to SAP S/4HANA on a global basis, including project management and professional services for planning, design, and business process review that do not qualify as software configuration and implementation costs recognized as capital expenditures or deferred costs under applicable accounting principles. The Company had recently extended the project to include its HPC segment and anticipates costs to be incurred through further deployments through calendar year 2026.
2    Litigation costs are associated with the Company's cost to facilitate various ongoing litigation matters associated with the Tristar Business acquisition in Fiscal 2023, previously disclosed in our 2025 Annual Report. Such costs are anticipated to be incurred until such litigation matters have been resolved.
3    Other is attributable to other project costs associated with previous strategic separation initiatives and distribution center transitions, plus certain non-recurring key executive severance costs in the prior year.
4    Income tax adjustment reflects the impact on the income tax provision from the pre-tax adjustments to diluted EPS.

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED FREE CASH FLOW
The following is a reconciliation of reported operating cash flow from continuing operations to adjusted free cash flow for the nine month periods ended June 28, 2026 and June 29, 2025, respectively.

	Nine Month Periods Ended
(in millions)	June 28, 2026	June 29, 2025
Net cash provided by operating activities from continuing operations	$161.2	$33.1
Purchases of property, plant and equipment	(27.2)	(25.1)
Free cash flow	134.0	8.0
Deal transaction costs[1]	2.0	6.7
Other[2]	0.1	(2.1)
Adjusted free cash flow	$136.1	$12.6
________________________________________
1    Incremental cash flow attributable to certain strategic transactions including previous separation initiatives.
2    Other is attributable to restricted cash balances which are considered a component of operating cash flow on the Company's Statement of Cash Flow in accordance with US GAAP.